News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM COMPANY ENTERS INTO AN
AMENDED EMPLOYMENT AGREEMENT WITH ITS PRESIDENT/CEO

Bakersfield, California - June 23, 2006 - Berry Petroleum Company (NYSE:BRY) (the “Company”) announced that it has entered into an amended and restated employment agreement with Mr. Robert F. Heinemann, president and chief executive officer of the Company. The amended and restated agreement extends the term of the original employment agreement through January 31, 2010 along with modifying other provisions.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California and a regional office in Denver, Colorado.

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